Exhibit 99.1

PRESS RELEASE

DOLLAR TREE STORES, INC.

REPORTS SECOND QUARTER EARNINGS PER DILUTED SHARE OF $0.26

CHESAPEAKE, Va. – August 25, 2004 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s leading operator of single-price point dollar stores, reported second-quarter earnings per diluted share of $0.26 for the period ended July 31, 2004. As previously reported, sales for the quarter were $704.2 million, a 12.5% year-over-year increase.

“I am pleased with our gross margin performance and our ability to manage store expenses,” President and CEO Bob Sasser said. “Against our toughest quarterly sales comparison, and in a challenging economic environment for our middle-income customers, our store and merchandise teams have positioned us well for the all-important second-half of the year.”

Gross margin for the second quarter was 35.3%, equal to last year’s second quarter. Improvement in net merchandise margin was offset by the deleveraging of occupancy costs. Selling, general and administrative expenses, as a percentage of sales, were 28.3%, compared to 27.7% in the same quarter last year. As previously announced, SG&A expenses include a $1.1 million lease loss charge associated with the closure and replacement of the Company’s Woodridge, Illinois distribution center. Depreciation expense, as a percentage of sales, increased 0.37% compared to last year’s second quarter, due to investments in stores, supply-chain technology and continued point-of-sale conversions.

Sales for the first half of fiscal 2004 total $1,414.6 million, a 13.9% increase compared to $1,241.6 million in the comparable year-ago period. Earnings per diluted share for the first half of fiscal 2004 are $0.57, which compares to $0.54 in last year’s first half.

As previously announced, the Company estimates sales for the third quarter to be in the range of $730-$750 million, based on square footage growth of approximately 20% and comparable-store sales growth of flat to slightly positive. For the full year, the Company estimates sales to be in the range of $3.15-$3.2 billion, based on square footage growth of approximately 20% and comparable-store sales growth of flat to slightly positive. The Company now expects fiscal year 2004 earnings per diluted share to be in the range of $1.65-$1.73.

Dollar Tree celebrated several significant milestones during the second quarter. In June, the Company completed the build-out of its national distribution network, with the opening of its state-of-the-art distribution center in Joliet, Illinois. In July, the Company opened its first store in North Dakota, becoming the first and only dollar store chain with a true national presence in all 48 contiguous states.

During the second quarter of 2004, the Company repurchased approximately 417,000 shares of its common stock under a $200 million authorization granted by its Board of Directors in November 2002. Through July 31, 2004, cumulative repurchases under this authorization total approximately $70 million.

On Wednesday, August 25, 2004, the Company will host a conference call to discuss its earnings results at 4:45 p.m. EDT. The telephone number for the call is 703-464-5614. A recorded version of the call will be available until midnight Monday, August 30, and may be accessed by dialing 703-925-2533; access code: 531705. A webcast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Monday, August 30. Any financial and statistical information related to the call can be found on Dollar Tree’s website in the “Investor Relations / SEC Filings / Non-GAAP Measures” section.

The Company’s regular, pre-recorded business update will be available Tuesday, October 5, 2004, by 5:00 p.m. EDT, and will remain on-line through Friday, October 9, 2004. Interested parties can access the Company’s update by dialing (757) 321-5TRE.

Dollar Tree operated 2,612 stores in 48 states as of July 31, 2004. During the second fiscal quarter of 2004, the Company opened 37 stores, closed 4 stores, and expanded or relocated 29 stores. The Company’s retail selling square footage totaled approximately 18.7 million at July 31, 2004, a 19% increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers. Dollar Tree is a member of the NASDAQ 100 index.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding third-quarter and full-year sales, square footage growth and comparable store sales, and full-year earnings per diluted share. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed April 13, 2004 and our Quarterly Report on Form 10-Q filed June 10, 2004. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Adam Bergman, 757-321-5000
www.DollarTree.com

DOLLAR TREE STORES, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	July 31, 2004	Jan. 31, 2004	August 2, 2003
Cash and cash equivalents	$84,513	$168,685	$100,348
Short-term investments	97,305	—	—
Merchandise inventories	648,680	525,643	513,277
Other current assets	32,136	28,241	35,508

Total current assets	862,634	722,569	649,133

Property and equipment, net	641,608	613,214	540,134
Intangibles, net	123,265	123,738	125,384
Other assets, net	21,763	20,785	16,347

Total assets	$1,649,270	$1,480,306	$1,330,998

Current portion of long-term debt	$19,000	$25,000	$25,975
Accounts payable	158,065	114,972	108,324
Other current liabilities	90,307	88,095	76,832
Income taxes payable	5,450	37,035	—

Total current liabilities	272,822	265,102	211,131

Long-term debt, excluding current portion	250,000	142,568	142,422
Other liabilities	67,916	58,114	57,553

Total liabilities	590,738	465,784	411,106

Shareholders’ equity	1,058,532	1,014,522	919,892

Total liabilities and shareholders’ equity	$1,649,270	$1,480,306	$1,330,998

STORE DATA:
Number of stores open at end of period	2,612	2,513	2,468
Total selling square footage (in thousands)	18,665	16,878	15,657

DOLLAR TREE STORES, INC.

Condensed Consolidated Income Statements

(Dollars in thousands, except per share data)

	Second Quarter ended		Year-to-Date
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
Net sales	$704,234	$626,028	$1,414,564	$1,241,596

Cost of sales	455,756	404,921	914,945	802,701

Gross profit	248,478	221,107	499,619	438,895
	35.3%	35.3%	35.3%	35.3%

Selling, general & administrative expenses	199,394	173,507	391,876	336,804
	28.3%	27.7%	27.7%	27.1%

Operating income	49,084	47,600	107,743	102,091
	7.0%	7.6%	7.6%	8.2%

Interest expense, net	(1,235)	(1,439)	(3,313)	(2,687)
Other income (expense)	301	665	911	748

Income before income taxes	48,150	46,826	105,341	100,152
	6.8%	7.5%	7.4%	8.1%

Income tax expense	18,558	18,027	40,599	38,558

Net income	29,592	28,799	64,742	61,594
	4.2%	4.6%	4.6%	5.0%

Net earnings per share:
Basic	$0.26	$0.25	$0.57	$0.54
Weighted average number of shares	113,527	114,500	113,671	114,379

Diluted	$0.26	$0.25	$0.57	$0.54
Weighted average number of shares	114,149	115,599	114,442	115,065

DOLLAR TREE STORES, INC.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year-to-Date
	July 31, 2004	August 2, 2003
Cash flows from operating activities:
Net income	$64,742	$61,594

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,028	47,938
Other non-cash adjustments	11,774	14,601
Changes in working capital	(111,085)	(121,029)

Total adjustments	(40,283)	(58,490)

Net cash provided by operating activities	24,459	3,104

Cash flows from investing activities:
Capital expenditures	(87,955)	(99,170)
Purchase of Greenbacks, Inc., net of cash acquired of 1,248	—	(99,560)
Purchase of short-term investments	(97,305)	(30,360)
Proceeds from maturities of short-term investments	—	93,885
Acquisition of favorable lease rights	(251)	—
Proceeds from sale of property and equipment	—	1

Net cash used in investing activities	(185,511)	(135,204)

Cash flows from financing activities:
Proceeds from long-term debt, net of facility fees of $1,094	248,906	—
Repayment of long-term debt and facility fees	(148,568)	(10,838)
Principal payments under capital lease obligations	(2,313)	(3,927)
Proceeds from stock issued pursuant to stock-based compensation plans	9,184	9,911
Payments for share repurchases	(30,329)	—

Net cash provided by (used in) financing activities	76,880	(4,854)

Net decrease in cash and cash equivalents	(84,172)	(136,954)
Cash and cash equivalents at beginning of period	168,685	237,302

Cash and cash equivalents at end of period	$84,513	$100,348